Exhibit 10.25

Form of Notice of Stock Appreciation Right Grant

Effective _________, the Board of Directors of Genesis Energy, Inc. has awarded you a[n] [initial] grant of ____ units with a strike price of $___ per unit.  This grant will vest at 25% per year over a 4-year period.  Each unit entitles you to receive a cash payment equal to the difference between the strike price on the grant date and a valuation of the unit at the time you exercise your unit.  A description of the rules of operation of the Stock Appreciation Rights Plan can be found in the attached copy of the Plan Document.